Connecticut Water Service, Inc.
93 West Main Street
Clinton, Connecticut 06413-1600	2008 Second-Quarter Report

September 2008

To Our Shareholders:

Dividend Increase
I am pleased to inform you that on August 19, 2008, your Board of Directors increased the annual dividend rate on common shares by two cents to $0.89 cents per share, which is 2.3% above the current cash dividend. This dividend increase is double the amount of recent annual dividend increases. Your Board agreed that this was the right time for a greater-than-usual increase, given the positive results we have achieved by renewing our focus on the regulated-water-utility segment of our business. With this year’s increase, the Company has now raised its dividend payment in each of the last 39 years. The Company has paid a dividend without interruption or reduction in every quarter since its founding 52 years ago.

Second-Quarter Earnings
Your company reported net income of $2.9 million, or $0.35 per basic common share, for the three months ending June 30, 2008. For the same period in 2007, the Company reported net income of $1.9 million, or $0.22 per basic common share. The 2008 performance reflects the Company’s success at increasing revenues 11% and holding operating expenses to a 5% increase. The improvement in revenues was due to our acquisition of the Eastern Operations of Birmingham Utilities, which brought us 2,300 new customers in January 2008. It as also due to new rates that went into effect on April 1, 2008. These new rates—the second phase of the rate increase authorized in January 2007—allow us to recover financing and operating costs related to $15.5 million in infrastructure improvements placed in service in 2007 to better serve our customers.

Ellington Acres
On July 23, 2008, we reached an agreement to purchase the Ellington Acres Company (EAC) in Ellington, Connecticut, for $1.495 million. EAC has 750 customers in an area that is served by our largest operation in northern Connecticut. The planned acquisition will benefit the customers of both systems, since connecting the two systems will avoid long-term capital expenditures for both companies that would be passed on to the customers. We have filed an application seeking approval of the acquisition from the Department of Public Utility Control, and we anticipate a decision in late 2008 or early 2009.

Russell 3000
The Company was added to the Russell 3000® Index on June 27, 2008. The Russell 3000 is a broad-based index fund made up of the 3,000 largest publicly traded U.S. companies based on market capitalization. In the weeks before and after the Company’s addition to the index, we saw increased volatility in the price of our stock. Between June 27 and August 29, 2008, the price rose 19%. Since being added to the Russell 3000, we have also seen a significant increase in the average daily volume of Company shares traded.

News Releases
Your company posts news releases to its Web site at http://www.ctwater.com/2008NewsReleases.htm, and distributes many of them via newswires so that they can be viewed at popular financial-oriented Web sites under the Company’s ticker symbol: CTWS. If you would like an e-mail alert when the Company has posted a news release to its Web site, you can join the e-mail list at http://www.ctwater.com/emailalerts.htm.

On behalf of the more than 200 professionals who work hard to keep your company successful, I thank you for your continued support.

Very truly yours,

/s/Eric W. Thornburg
Chairman, President and CEO

Connecticut Water Service, Inc. & Subsidiaries

Condensed Consolidated Statements of Income (unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In thousands except per share amounts)	2008	2007	2008	2007

Operating Revenues	$16,020	$14,446	$29,589	$27,608
Other Utility Income, Net of Taxes	$155	$131	$276	$237
Utility Operating Income	$3,982	$2,969	$6,794	$5,381
Gain on Property Transactions, Net of Taxes	$--	$--	$--	$41
Non-Water Sales Earnings (Services and Rentals), Net of Taxes	$204	$181	$394	$323
Net Income	$2,951	$1,862	$4,656	$3,337
Net Income Applicable to Common Shareholders	$2,941	$1,852	$4,637	$3,318
Basic Earnings Per Average Common Share	$0.35	$0.22	$0.55	$0.40
Diluted Earnings Per Average Common Share	$0.35	$0.22	$0.55	$0.40
Basic Weighted Average Common Shares Outstanding	8,368	8,249	8,359	8,241
Diluted Weighted Average Common Shares Outstanding	8,421	8,260	8,411	8,251
Book Value Per Share	$12.10	$11.62	$12.10	$11.62

Condensed Consolidated Balance Sheets (unaudited)
(In thousands)	June 30, 2008	June 30, 2007

ASSETS
Net Utility Plant	$288,393	$267,636
Current Assets	25,980	15,790
Other Assets	59,839	39,352

Total Assets	$374,212	$322,778

CAPITALIZATION AND LIABILITIES
Shareholders’ Equity	$101,996	$96,584
Preferred Stock	772	772
Long-Term Debt	92,256	77,343
Current Liabilities	22,495	17,912
Other Liabilities and Deferred Credits	156,693	130,167
Total Capitalization and Liabilities	$374,212	$322,778

	Equity Type	Record Date	Payable Date	Rate

Dividends Declared	Common (NASDAQ GS:CTWS)	September 2, 2008	September 16, 2008	$0.2225
	Preferred A (not publicly traded)			$0.20
	Preferred 90 (NASDAQ:CTWSP)			$0.225

	Declaration date	Record Date	Payable Date
Proposed Next Common Stock Dividend Dates
	November 21, 2008	December 1, 2008	December 15, 2008

Connecticut Water Service, Inc.	Stock Transfer, Dividend Disbursing Agent and Agent to Administer Dividend Reinvestment Plan
93 West Main Street	Registrar and Transfer Company
Clinton, Connecticut 06413-1600	10 Commerce Drive, Cranford, NJ 07016
FAX: (860) 669-5579	1-800-368-5948
Shareholder Info: 1-800-428-3985, Ext 3016	On-line information: http://www.rtco.com
Website: www.ctwater.com